June 14, 2025

By Hand Delivery
Beth A. Garvey
President and Chief Executive Officer

RE: Separation Agreement and Mutual Release of Claims

Dear Beth:

This letter agreement (the “Separation Agreement”) is made to be effective June 14, 2025 (“Effective Date”) and sets forth the terms and conditions regarding the termination of your employment with B G Staff Services, Inc. (the “Company,” and together with its parent company, BGSF, Inc. (“Parent”), and all their respective subsidiaries and affiliates, collectively the “Company Group”), following your voluntary resignation.

To facilitate a smooth and mutually agreeable transition, this Separation Agreement and the Mutual Release of Claims attached hereto as Exhibit A (the “Mutual Release”) summarize the terms of your separation, including compensation and benefits.

1.Termination Date; Transition Period

Your employment will terminate on July 1, 2025 (the “Termination Date”). From the Effective Date through the Termination Date (the “Transition Period”), the Company will continue to pay your current base salary, reimburse approved business expenses, and maintain your existing employee benefits, all in accordance with its standard practices.

During the Transition Period, you agree to reasonably cooperate with the Company to transition your duties.

2.    Resignation as Officer and Director of the Company

On the Termination Date, you will and hereby do resign from all roles within the Company Group, including: (a) President and Chief Executive Officer of the Company and Parent; (b) member of the Board of Directors of Parent (the “Board”); and (c) all other positions then held by you as an officer, manager, or member of any board of directors or comparable governing body and any committee thereof, throughout the Company Group. You agree to execute such additional documentation as may be reasonably necessary to formalize these resignations upon request.

3.    Accrued Compensation

Regardless of whether you sign this Agreement, the Company will pay you (a) your accrued but unpaid base salary earned through (and including) the Termination Date, (b) the amount of any expense reimbursements incurred by you in accordance with the Company’s policies through (and including) the Termination Date, and (c) any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans, in each case, less applicable withholding and employment taxes, all of which shall be paid to you within thirty (30) days after the Termination Date (or such earlier date as may be required by applicable law) or such other date as required under the applicable employee benefit plan. For purposes of this Agreement, the amounts described in this section shall be referred to as the “Accrued Obligations.”

4.    Mutual Release

You and the Company will execute and deliver the Mutual Release no later than July 8, 2025.

5.    Separation Benefits

If you (a) sign and return this Separation Agreement; (b) execute and deliver the Mutual Release by July 8, 2025, and you do not revoke the Mutual Release (as permitted under Section 1(g) of the Mutual Release); and (c) comply with your obligations under this Separation Agreement, then you will receive and be paid the following (collectively, the “Separation Benefits”):

a.Salary Continuation Payments. The Company will pay you severance in the total gross amount of $450,507.00 in substantially equal installments over twelve (12) months in accordance with the Company’s normal payroll schedule, beginning after July 16, 2025 (the “Salary Continuation Payments”) and ending June 30, 2026; provided, that the first Salary Continuation Payment will include amounts accrued from the Termination Date.

b.COBRA Reimbursement. Your medical and dental insurance continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will be provided to you in a separate letter. If you (or your eligible dependents) timely and properly elect COBRA continuation coverage, the Company will continue to pay the cost of the COBRA premiums (grossed up for applicable federal taxes) until the earlier of (i) eighteen (18) months following the Termination Date or (ii) the termination of your rights under COBRA (the “COBRA Reimbursement”).

c.Parent Stock Options and Restricted Stock. As of the date of this Separation Agreement, you hold the options to acquire Parent common stock set forth on Exhibit B (the “Options”) and those Restricted Shares in Parent set forth on Exhibit C (“Restricted Shares”). Except as modified and amended herein, the applicable plan and award agreements for the Option and Restricted Shares shall continue to govern the terms of the Options and Restricted Shares granted pursuant thereto without regard to this Separation Agreement; provided, however, that Parent will cause (i) each unvested Option and Restricted Share that is outstanding on the Termination Date to be fully vested (and, in the case of such Options, exercisable) on July 17, 2025, and (ii) each outstanding Option held by you that is vested and exercisable you as of the Termination Date (including, for greater certainty, any Option that vests pursuant to clause (i)), to remain exercisable until the expiration date of such Option (collectively, the “Option Benefits”).

d.Additional Severance. Subject to and conditional upon the consummation of the sale or disposition of the BGSF Professional Division within twelve (12) months following the Termination Date, the Company will pay you additional severance (the “Additional Severance”) in the total gross amount of $300,000.00, payable in nine (9) substantially equal monthly installments of $33,333.33 per month beginning in the first calendar month immediately after the last Salary Continuation Payment is paid pursuant to paragraph 5(a) above.

e.Temporary Staffing Non-Compete Waiver. The Company hereby waives and releases you from any post-employment non-compete restrictions involving temporary staffing, including those continuing obligations under Section 3 of your Non-Disclosure of Confidential Information, Non-Solicitation, Non-Interference and Non-Competition Agreement by and between the Company and you effective October 1, 2018 (the “Covenant Agreement”), except for providing direct hire or temporary staffing strictly for property management (apartment and commercial buildings) in states where the Company operates as of the Termination Date (the “Non-Compete Waiver”).

You acknowledge and agree that the payments and other benefits provided pursuant to this Separation Agreement are in full discharge of any and all liabilities and obligations of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under (a) your Executive Employment Agreement dated February 6, 2019 (your “Employment Agreement”), (b) any alleged written or oral employment agreement, policy, plan or procedure of the Company or (c) any alleged understanding or arrangement between you and any member of the Company Group (other than claims with respect to the Options or for vested benefits under an employee welfare benefit, insurance, or pension plan of the Company Group (excluding any employee benefit plan, policy or arrangement providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

All payments and benefits under this Separation Agreement shall be less all required withholdings, including federal and state withholding taxes and other deductions the Company Group is required by law to make.

6.    Survival of Restrictive Covenant Obligations

You hereby certify that you have complied with all the terms of the Covenant Agreement through the date you sign this agreement, and you agree that you will continue to comply with all post-termination obligations set forth in the Covenant Agreement (if applicable and as expressly modified herein). If a court of competent jurisdiction determines and finds that you materially breach the Covenant Agreement (if applicable and as modified in paragraph 5(e) above), then (a) the Options will be immediately cancelled and forfeited, and (b) the Company may seek to recover, in addition to any other remedy available (on a non-exclusive basis), an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) of all Salary Continuation Payments, COBRA Reimbursements and Additional Severance payments received by you under this Separation Agreement, and the Company shall be entitled to stop making any further such payments to you.

7.    Mutual Non-Disparagement
You covenant and agree that, except as permitted or required by applicable law, you will not, during the Transition Period or at any time thereafter, directly or indirectly: (a) make or publish any statement that in any way disparages, criticizes, ridicules, or reflects negatively on any member of the Company Group or any of their respective officers, directors, managers, partners, equity holders, agents or employees; or (b) make or publish any negative comments regarding any member of the Company Group or any of their respective officers, directors, managers, partners, equity holders, agents or employees, whether or not done anonymously, to, through or on any media source or outlet, including, but not limited to, any reporters, news outlets, television stations, social media applications or outlets, websites, magazines, periodicals, journals, “apps”, or the like.

Company Group covenants and agrees its “executive officers” (as defined under Section 16 of the Exchange Act) and Board members shall not make or publish any statement that in any way disparages, criticizes, ridicules, or reflects negatively on you or your performance as President and Chief Executive Officer of the Company or Parent.
The foregoing provision and all other provisions herein do not restrict you or any member of the Company Group from cooperating with any government investigation or testifying if so required by subpoena or as otherwise required by applicable law.

8.    Cooperation and Assistance

For six (6) months following the Termination Date, and upon reasonable notice and at reasonable times, you agree to reasonably assist and cooperate with the Company, by telephone or video conference or otherwise, concerning business or legal related matters about which you possess relevant knowledge or information. Such cooperation shall only be provided at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. In addition, you agree to promptly inform the Company if any person or entity contacts you in an effort to obtain information about the Company.

9.    Choice of Law

This Separation Agreement will be deemed to have been executed and delivered within the State of Texas, and the rights and obligations of the parties hereunder will be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to principles of conflict of laws.

10.    Severability; Entire Agreement; No Oral Modifications; No Waivers

If a court of competent jurisdiction determines that any of the provisions of this Separation Agreement is invalid or legally unenforceable, all other provisions of this Separation Agreement shall not be affected and are still enforceable. This Separation Agreement and the Mutual Release are intended to be a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes any and all prior oral and written agreements and discussions between the parties related to your employment with and separation from the Company. This Separation Agreement and Mutual Release may be amended or modified only by an agreement in writing signed by you and countersigned by an executive officer of the Company. The failure by the Company or you (a) to declare a breach, or (b) to otherwise assert rights under this Separation Agreement and Mutual Release, shall not be construed as a waiver of any of rights under this Separation Agreement and Mutual Release. This Separation Agreement and the Mutual Release may be executed and delivered (including by portable document format or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. For the avoidance of doubt, if this terms of this Separation Agreement are inconsistent with any other Company Group written plan or agreement, this Separation Agreement shall control and govern.

11.    Section 409A

This Separation Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements). Amounts payable under this Separation Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. Each payment made under this Separation Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this section. To the extent that any reimbursement, fringe benefit, or other similar arrangement provided herein provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount eligible for reimbursement or payment in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (c) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall any member of the Company Group be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

12.    Counterparts
This Separation Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

13.    Acknowledgements and Certifications

You acknowledge and certify that:

•You have read and you understand all of the terms of this Separation Agreement and the Mutual Release in Exhibit A, and are not relying on any representation or statement, written or oral, not set forth in the Separation Agreement and the Mutual Release;

•You are signing the Separation Agreement knowingly and voluntarily; and

•You have been advised to consult with an attorney before signing the Separation Agreement and have had the opportunity to do so, if desired.

{Signature Page Follows}

If the foregoing is acceptable to you, please so indicate by signing a copy of this letter where indicated below and returning it to the undersigned. I wish you good luck in your future endeavors.

Sincerely,

B G STAFF SERVICES, INC.
By: BGSF, Inc.
its sole shareholder

/s/ Richard L. Baum, Jr.
By: Richard L. Baum, Jr.
Title: Chair, Compensation Committee

Agreed and Acknowledged:

/s/ Beth A. Garvey
Beth A. Garvey

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

THIS MUTUAL RELEASE OF CLAIMS (this “Release”) is entered into between Beth A. Garvey (“Executive”) and B G Staff Services, Inc., a Texas corporation (the “Company”).

RECITALS
A. Executive and the Company entered into that certain Separation Agreement and Mutual Release Agreement dated as of June 14, 2025, to which this Release is attached (the “Separation Agreement”), pursuant to which Executive and the Company mutually acknowledged and agreed, among other things, that Executive’s employment with the Company and its parent and subsidiaries will terminate effective July 1, 2025 (the “Termination Date”);

B. Executive and the Company agreed in the Separation Agreement to execute and deliver to each other this Release on or before July 8, 2025; and

C. Capitalized terms used but not defined in this Release shall have the meaning set forth in the Separation Agreement.

In consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Executive General Release of Company Released Parties.

(a)    For and in consideration of the Separation Benefits and for other good and valuable consideration, Executive, on behalf of herself and her heirs, assigns, executors, administrators, trusts, spouse and estate, hereby releases and forever discharges, to the maximum extent permitted by applicable law, the Company and its parent company, BGSF, Inc. (“BGSF”, and together with the Company and their respective subsidiaries and affiliates, collectively, the “Company Group”), and their respective divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Company Released Parties”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Executive Claims”), which Executive now has or may hereafter have against the Company Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Executive Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Company Released Parties, or any of them, Executive Claims arising under federal, state, or local laws relating to employment, Executive Claims of any kind that may be brought in any court or administrative agency, including any Executive Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, the Texas Commission on Human Rights Act and § 451.001 of the Texas Workers’ Compensation Act, and all of their respective implementing regulations; claims for wages under the Texas Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of Texas; Executive Claims for breach of contract; Executive Claims arising in tort, including, without limitation, Executive Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Executive Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)    It is understood that this Release is not intended to and does not affect or release (i) any future rights or any Executive Claims arising after the date this Release is executed by Executive, (ii) any Executive Claims for payments or benefits due to Executive under the Separation Agreement, (iii) any Executive Claims based on rights Executive may have with respect to stock options, restricted stock, stock rights or stock ownership in BGSF or (iv) any Executive Claims based on Executive’s rights to indemnification, advancement of expenses and/or coverage under director’s and officer’s insurance policies from or maintained by the Company, BGSF, or any other member of the Company Group.

(c)    Executive understands that this Release does not constitute any admission by any member of the Company Group that it has violated any law or legal obligation.

(d)    Executive agrees, to the fullest extent permitted by law, that Executive will not commence, maintain, prosecute or participate in any action or proceeding of any kind against any of the Company Released Parties based on any of the Executive Claims waived herein occurring up to and including the date of Executive’s signature hereto. Executive represents and warrants that Executive will not have done so as of the date of Executive’s signature hereto. Notwithstanding the foregoing agreement, representation and warranty, if Executive violates any of the provisions of this Section 1(d), Executive agrees to indemnify and hold harmless the Company Released Parties from and against any and all costs, attorneys’ fees and other expenses authorized by law which result from, or are incident to, such violation. This Section 1(d) is not intended to preclude Executive from (i) challenging the knowing and voluntary nature of this Release; or (ii) filing a charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any state or municipal equivalent agency.

(e)    Executive further agrees to waive Executive’s right to any monetary or equitable recovery should any federal, state or local administrative agency pursue any claims on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company Group and promises not to seek or accept any award, settlement or other monetary or equitable relief from any source or proceeding brought by any person or governmental entity or agency on Executive’s behalf or on behalf of any class of which Executive is a member with respect to any of the claims Executive has waived.

(f)    Executive acknowledges and agrees that: (i) after Executive received a written copy of this Release, Executive had adequate opportunity to review it and that Executive has personally read it; (ii) Executive fully understand its contents; (iii) Executive has been advised to consult an attorney before signing it; (iv) Executive enters into this Release knowingly, voluntarily and after any consultations with Executive’s attorney or other advisor, as Executive deems appropriate; and (v) Executive has been given at least 21 days from the date of receipt of this Release to consider all of its terms. Executive fully understands that, by signing below, Executive is voluntarily giving up any right which Executive may have to sue or bring any other claims against the Company Released Parties, including any rights and claims under the ADEA.

(g)    Executive may revoke this Release by notifying the Company in writing (via US Mail to the attention of the Executive Vice President of Human Resources, B G Staff Services Inc., 5850 Granite Parkway, Suite 730, Plano, TX 75024, or via email to

jhunt@bgsf.com. For Executive’s revocation to be effective, written notice must be received by the Company no later than the close of business on the eighth (8th) day following the date Executive signs this Release.

(h)    Executive acknowledges and agrees that the Company’s obligation to pay or provide the Separation Benefits will expire and become null and void, if Executive does not execute and deliver this Release to the Company (to the address set forth above) on or before July 8, 2025, or if Executive revokes this Release within the eight-day revocation period following Executive’s execution of this Release.

2.    Company Release of Executive.

(a)    The Company, on behalf of itself and each other member of the Company Group, hereby releases, waives and forever discharges Executive and Executive’s heirs, executors, administrators and assigns, each in their capacities as such (collectively, the “Executive Released Parties”) of and from any and all causes of action, claims, suits, controversies, actions, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities or demands of any nature whatsoever in law and in equity, both past and present (through the Termination Date) and whether known or unknown, suspected, or claimed against any of the Executive Released Parties and demands whatsoever, at law, in equity, or before any agency or commission of local, state and federal governments, arising, alleged to have arisen, or which might have been alleged to have arisen, or which may arise under any law, including any statutory, common law, or public policy claim, whether in tort or contract, whether federal, state, or local, or whether at law or in equity, in each case prior to the Termination Date, whether known or unknown, suspected, or claimed against the Executive (all of the foregoing are collectively referred to herein as “Company Claims”).

(b)    Notwithstanding anything in Section 2(a) to the contrary, expressly excluded from the Company’s release under this Section 2, and not being released are each of the following:

(i)    Executive’s continuing obligations under this Release, the Separation Agreement or the Covenant Agreement (if applicable, as modified by the Non-Compete Waiver described in Section 5(e) of the Separation Agreement); or

(ii)    Any Company Claim arising from or related to any act or omission by Executive with respect to which the Company would not have the power to indemnify Executive pursuant to the Texas Corporations Code.

(c)    For the avoidance of doubt, this Section 2 shall be null and void ab initio if (i) Executive fails to execute and deliver this Release Agreement on or before July 8, 2025, or (y) Executive revokes this Release pursuant to Section 1(g).

3.    Miscellaneous.

(d)    This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

(e)    Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f)    This Release may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. To facilitate execution of this Release, the parties may execute and exchange by electronic mail counterparts of the signature pages in portable document format (pdf), which shall be valid, binding and admissible as though original.

[Signature page follows.]

IN WITNESS WHEREOF, Executive and the Company have executed this Release as of the dates set forth below.
COMPANY:

B G Staff Services, Inc.
By: BGSF, Inc.
its sole shareholder

By: /s/ Richard L. Baum, Jr.
Name: Richard L. Baum, Jr.
Title: Board of Director
Date: June 14, 2025

EXECUTIVE

/s/ Beth A. Garvey
Beth A. Garvey

Date: June 14, 2025

EXHIBIT B

SCHEDULE OF OUTSTANDING OPTIONS

Equity Award	Date of Grant	Expiration Date	Total Number of Shares Covered by Equity Award	Option Exercise Price (if applicable	Number of Options/Shares Vested as of Termination Date	Number of Unvested Options that Vest on Termination Date Under Separation Agreement
Nonqualified Stock Option	9/1/2023	9/1/2033	41,007	$9.66	20,000	21,007
Incentive Stock Option	9/1/2023	9/1/2033	8,993	$9.66	0	8,993
Nonqualified Stock Option	2/17/2023	2/17/2033	3,484	$15.07	2,613	871
Incentive Stock Option	2/17/2023	2/17/2033	871	$15.07	0	871
Incentive Stock Option	8/3/2022	8/3/2032	23,872	$12.87	10,130	13,742
Nonqualified Stock Option	8/3/2022	8/3/2032	26,128	$12.87	19,870	6,258
Incentive Stock Option	8/4/2021	8/4/2031	6,000	$11.57	4,000	2,002
Nonqualified Stock Option	8/4/2021	8/4/2031	3,998	$11.57	0	3,998
Incentive Stock Option	8/4/2020	8/4/2030	2,400	$9.72	2,400	0
Nonqualified Stock Option	8/4/2020	8/4/2030	3,600	$9.72	3,600	0
Incentive Stock Option	9/24/2018	9/24/2028	6,148	$25.71	6,148	0
Nonqualified Stock Option	9/24/2018	9/24/2028	93,852	$25.71	93,852	0

EXHIBIT B - SCHEDULE OF OUTSTANDING OPTIONS (Continued)

Equity Award	Date of Grant	Expiration Date	Total Number of Shares Covered by Equity Award	Option Exercise Price (if applicable	Number of Options/Shares Vested as of Termination Date	Number of Unvested Options that Vest on Termination Date Under Separation Agreement
Incentive Stock Option	6/7/2017	6/7/2027	2,500	$16.76	2,500	0
Nonqualified Stock Option	6/7/2017	6/7/2027	10,000	$16.76	10,000	0
Incentive Stock Option	8/16/2016	8/16/2026	13,185	$17.46	13,185	0
Nonqualified Stock Option	8/16/2016	8/16/2026	36.815	$17.46	36,815	0

EXHIBIT C

SCHEDULE OF OUTSTANDING RESTRICTED SHARES

Equity Award	Date of Grant	Total Number of Shares Covered by Equity Award	Number of Shares Vested as of Termination Date	Number of Unvested Options that Vest on Termination Date Under Separation Agreement
Restricted Share Award	9/1/2023	5,806	3,890	1,916
Restricted Share Award	5/4/2022	3,762	2,822	940